Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We consent to the incorporation by reference in this registration statement on Form S-8 of Target Logistics, Inc. (the “Company”) of our report dated August 9, 2002 relating to the financial statements and schedule which appear in the Target Logistics, Inc. Annual Report on Form 10-K for the year ended June 30, 2002.

STONEFIELD JOSEPHSON, INC.

Santa Monica, California
July 30, 2003